FOR IMMEDIATE RELEASE	CONTACT: Laura J. Wakeley
Office:	717-291-2616

Fulton Financial Corporation approved

to participate in U.S. Treasury Capital Purchase Program

(December 10) -- Lancaster, PA -- Fulton Financial Corporation (Nasdaq: FULT) today announced that it has received preliminary approval to participate in the

U. S. Treasury Department’s Capital Purchase Program.

Through this program, the U.S. Treasury will invest approximately $375 million in Fulton Financial Corporation through the purchase of senior preferred stock that will pay a non-tax-deductible dividend of 5% for the first 5 years and 9% thereafter. The Treasury will also receive warrants to purchase approximately 5.5 million shares of the company’s common stock, based on the average of the closing prices of Fulton Financial’s common stock on the 20 trading days prior to the company’s receipt of preliminary approval of its application from the Treasury. Final approval and closing on this transaction are subject to the Treasury’s standard terms and conditions. More information on the program and its terms and conditions are available on the Treasury web site at http://www.treas.gov/initiatives/eesa.

On October 14, the Treasury Department announced plans to purchase up to $250 billion of non-voting, senior preferred shares in U.S. financial institutions. This program, which is part of the Emergency Economic Stabilization Act of 2008, was developed to attract broad participation by strong financial institutions, to stabilize the financial system and increase lending to benefit the national economy and citizens of the United States.

“Fulton Financial is a well capitalized financial institution,” said R. Scott Smith, Jr., chairman, chief executive officer and president. “The Treasury’s program is designed specifically for healthy financial institutions. The Treasury is not ‘giving’ us funds; they are ‘investing’ those funds in our company, and the government will receive a return on its investment in the form of dividends and potential future appreciation of the value of the warrants.

We believe that participating in this program will enhance Fulton’s role in the economic stabilization process and also increase our capacity to meet our customers’ borrowing needs.”

Fulton Financial’s current total risk-based capital ratio exceeds the regulatory requirement of 10% for a well-capitalized institution. With the new capital the company would receive through the Treasury program, Fulton’s total risk-based capital ratio, which was 11.85% at September 30, 2008, would increase to approximately 14.80%.

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,900 employees and operates 268 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following banking affiliates: Fulton Bank, Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust Company, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.

The Corporation’s financial services affiliates include: Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995. When words such as “believes,” “expects,” “anticipates” or similar expressions are used in this release, the Corporation is making forward-looking statements.

Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors. Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Corporation undertakes no obligation to update or revise any forward-looking statements. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.

Many factors could affect future financial results including, without limitation, acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of markets for mortgage and other asset-backed securities and for commercial paper and other short-term borrowings; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth; asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies; and other financial and business matters for future periods.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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